UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 31, 2017

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, the Board of Directors of 22nd Century Group, Inc. (the “Company”) appointed James E. Swauger, Ph.D., as Senior Vice President of Science and Regulatory Affairs of the Company.

Dr. Swauger, age 56, was previously a leader of the scientific and regulatory functions at Reynolds American Inc. and its affiliates (“Reynolds”) where Dr. Swauger was employed for 23 years from 1993 through 2016 in various positions of significant scientific and regulatory responsibilities with Reynolds, including his service as the Vice President of Regulatory Oversight at Reynolds from 2008 to 2016.

Dr. Swauger executed an employment agreement with the Company, dated as of October 31, 2017 (the “Employment Agreement”), for an initial term of three years that automatically renews on an annual basis thereafter unless terminated. Pursuant to the Employment Agreement, Dr. Swauger will earn an initial base salary of two hundred fifty thousand dollars ($250,000) and may become eligible for future bonuses and equity awards. If Dr. Swauger’s employment is terminated by the Company without Cause or by Dr. Swauger for Good Reason (as such terms are defined in the Employment Agreement), then Dr. Swauger will be entitled to a severance benefit in the form of a continuation of his then-base salary for a period of six (6) months.

In connection with his appointment, Dr. Swauger was awarded (i) a stock option to purchase nine hundred thousand (900,000) shares of the Company’s common stock (the “Time Vesting Options”) at an exercise price of $2.12 per share, which equals the closing price per share of the Company’s common stock on the NYSE American stock exchange on October 31, 2017, and (ii) a stock option to purchase three hundred thousand (300,000) shares of the Company’s common stock (the “Performance Vesting Options”) at an exercise price of $2.12 per share.

The Time Vesting Options will vest, subject to continued employment with the Company, as follows: (i) three hundred thousand (300,000) will vest on November 1, 2018, (ii) three hundred thousand (300,000) will vest on November 1, 2019 and (iii) the final three hundred thousand (300,000) will vest on November 1, 2020.

The Performance Vesting Options will vest as follows: (i) one hundred thousand (100,000) will vest if and when Dr. Swauger is successful in submitting a complete Modified Risk Tobacco Product (“MRTP”) application to the Center for Tobacco Products (“CTP”) of the U.S. Food and Drug Administration (“FDA”) for the Company’s Very Low Nicotine MRTP candidate known as “BRAND A” on or before March 31, 2019, (ii) one hundred thousand (100,000) will vest if and when the submitted MRTP application is submitted by the CTP to the FDA’s Tobacco Products Scientific Advisory Committee (“TPSAC”) for review, and (iii) the remaining one hundred thousand (100,000) will vest if and when Dr. Swauger is successful in securing a Modified Risk Tobacco Product (“MRTP”) authorization from the FDA on or before December 31, 2020 or before the termination of his employment, whichever is earlier (provided that the date December 31, 2020 will be modified in a corresponding fashion by any decision to extend the required submission date of the MRTP application to the FDA).

In the event of a Change in Control of the Company (as defined in the Employment Agreement) or the termination of Dr. Swauger’s employment by the Company without Cause or by Dr. Swauger for Good Reason (as such terms are defined in the Employment Agreement), then the Time Vesting Options will automatically vest on that date, but Dr. Swauger’s unvested Performance Vesting Options will not vest and will be forfeited. In the event of the termination of Dr. Swauger’s employment by the Company with Cause or by Dr. Swauger without Good Reason (as such terms are defined in the Employment Agreement), then all of the unvested Time Vesting Options and all of the unvested Performance Vesting Options will not vest and will be forfeited.

There are no family relationships between Mr. Swauger and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Swauger that would require disclosure under Item 404(a) of Regulation S-K.

The description of the Employment Agreement is qualified by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On November 2, 2017, the Company issued a press release announcing the appointment described above in Item 5.02. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d): Financial Statements and Exhibits.

Exhibit 10.1 Employment Agreement between Dr. James E. Swauger and the Company, dated October 31, 2017.

Exhibit 99.1 Press Release, dated November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Thomas L. James
Date: November 2, 2017	Thomas L. James, Esq.
Vice President, General Counsel and Secretary